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                                  EXHIBIT 3.08


                                   AMENDMENT
                       TO AMENDED AND RESTATED BYLAWS OF
                      FAMILY STEAKHOUSES OF FLORIDA, INC.


         THIS AMENDMENT dated as of November 3, 1999 is to the Amended and Restated Bylaws (the "Bylaws") of Family Steakhouses of Florida, Inc. (the "Company").

         WHEREAS, Article X of the Bylaws provides that the Bylaws may be amended or altered by a majority vote of the Board of Directors at any regular or special meeting; and

         WHEREAS, at duly called meetings of the Board of Directors of the Company held on July 21, 1999 and November 3, 1999, the Board of Directors adopted the following amendments to the Bylaws:

         NOW THEREFORE, to document the action of the Board of Directors, the Bylaws are hereby amended as follows:

         1. Section 5.1. Section 5.1 of the Bylaws is amended to read as follows:

                  The officers of the Corporation shall consist of a Chairman, a President and Chief Executive Officer, one or more Vice Presidents, a Secretary and a Treasurer, each of whom shall be appointed by and serve at the pleasure of the Board of Directors. Any two or more offices may be held by the same person. The Board of Directors at its first meeting after each annual meeting of shareholders shall appoint a Chairman, a President, a Secretary, a Treasurer and may appoint one or more Vice Presidents. The Chairman or the President are authorized to appoint such officers on an interim basis, subject to ratification by the Board of Directors at its next meeting. Such other officers and assistant officers and agents as may be deemed necessary may be elected or appointed by the Board of Directors.

         2. Section 3.5. Section 3.5 of the Bylaws is amended to read as follows:

                  The annual meeting of the Board of Directors shall be held at the same place as the annual shareholders' meeting immediately following the annual meeting of the shareholders. In addition, there shall be four regular meetings of the Board of Directors to be held at such time and at such place within or without the State of Florida as the Board of Directors may from time to time designate. Upon the request of any two directors or the President or upon his own initiative, the Chairman may call a special meeting of the Board of Directors to be held at such time and place, within or


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                  without the State of Florida, and for such purpose as the
                  notice of the meeting may designate.

         IN WITNESS WHEREOF, the Company has caused its Secretary to execute this Amendment as of November 3, 1999.


                                    FAMILY STEAK HOUSES OF FLORIDA, INC.



                                    By:
                                       --------------------------------------
                                       Secretary